EXHIBIT 99.1




Contact:  Bill Lackey                            FOR IMMEDIATE RELEASE
          Director, Investor Relations           Moved On PR Newswire
          Corporate                              May 14, 2001
          310.615.1700
          blackey3@csc.com

          Frank Pollare
          Director, Public Information
          Corporate
          310.615.1601
          fpollare@csc.com



                            CSC REPORTS FISCAL 2001 RESULTS;
                          RECORD 4TH QUARTER REVENUE, UP 12.5%

     EL SEGUNDO, Calif., May 14 -- Computer Sciences Corporation (NYSE: CSC) reported quarterly results for its fiscal 2001 fourth quarter, ended March 30, 2001, in line with the company's March 16, 2001 guidance. Revenues for the quarter showed a strong year-over-year comparison, made more notable given the difficult global economic environment.

For the fourth quarter (ended March 30):

     - Revenues were $2.9 billion, a 12.5% increase (approximately 16% in constant currency) over last year's comparable quarter;

     - Earnings, before special items, were $61.3 million;

     - Earnings per share (diluted), before special items, were 36 cents;

     - Net loss and loss per share (diluted) were $37.4 million and 22 cents, respectively;

     - and announced major new business awards were $1.5 billion.

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Computer Sciences Corporation - page 2                           May 14, 2001


For the twelve months (ended March 30):

     - Revenues were $10.5 billion, up 12.3% (approximately 16% in constant currency) over fiscal 2000;

     - Earnings, before special items, were $389.2 million;

     - Earnings per share (diluted), before special items, were $2.28;

     - Net income and earnings per share (diluted) were $233.2 million and $1.37 respectively;

     - and announced major new business awards totaled $10.9 billion.


     "While our revenue growth for the fourth quarter was quite solid, our profits were not," said Van B. Honeycutt, CSC's chairman, president and chief executive officer.

    "Four general areas adversely impacted the quarter's earnings performance," Honeycutt added. "First, the continuing deterioration of global demand for commercial consulting and systems integration services, particularly in North America, had a dramatic negative impact. Second, we also experienced a shortfall in healthcare software license sales and related services. While software sales do not impact revenue meaningfully, they make a significant contribution to margins. In addition, two of our recent outsourcing engagements experienced profit pressure, a few fixed-price projects required revised cost estimates and we experienced a reduced rate of growth for out-of-scope consulting and systems integration projects from several outsourcing clients. Finally, we experienced lower than planned revenue, increasingly adverse economic factors impacting former Internet-related clients and causing the write-off of some of our receivables, and increased interest expense, among other factors.

     "We continue to be pleased with the integration of the Mynd Corporation acquisition, which has further strengthened our financial services offerings," said Honeycutt. "Along with a solid contribution from our U.S. federal government activities, our U.S. commercial outsourcing activities and non-European international operations continued to show good revenue growth. We announced major new business awards of $10.9 billion, the second consecutive year of approximately $11 billion, and we currently are addressing a large set of opportunities in both the commercial and federal marketplace.

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Computer Sciences Corporation - page 3                           May 14, 2001


     "Outsourcing continues to grow for CSC, and current International Data Corporation estimates are that the information technology outsourcing market is expanding at a compound annual rate of 12%," Honeycutt added. "We have a robust commercial outsourcing pipeline, and the value proposition becomes more compelling in the current economic environment as companies increasingly focus on reducing costs. With CSC's outsourcing and U.S. federal government related revenues, which are recurring and long term in nature, constituting approximately 67% of our global revenue, we have solid visibility into our future revenue stream.

     "As we look ahead, some of the conditions that impacted our fourth quarter will linger to some degree into fiscal 2002, ending March 29. As a result of finalizing our budget for the current fiscal year, we anticipate our results to improve, quarter by quarter, as fiscal 2002 progresses," said Honeycutt. "Our first quarter has historically shown a sequential decline of approximately 30% from the fourth quarter of the previous year. We anticipate our first quarter, ending June 29, 2001, will begin to reflect the actions we have taken and earnings per share to be in the high 20 cent range. We are comfortable with a range of revenue growth for fiscal 2002 of 11% to 13%. The First Call earnings per share consensus for fiscal 2002 stands at $2.31 with a low of $1.87 and high of $2.51. We currently anticipate a narrower range of $2.25 to $2.35."

     The fourth quarter special items of $148.7 million principally consisted of CSC's global restructuring activities announced in mid-March of $137.5 million and $11.2 million related to the finalization of the financial services restructuring resulting from the acquisition of Mynd Corporation.


BUSINESS RESULTS
----------------


     For the fourth quarter, global commercial revenues grew 13.8% (approximately 19% in constant currency), to $2.2 billion compared with $1.9 billion for last year's fourth quarter. An increase in U.S. commercial revenue of 13.8% to $1.1 billion from last year's $973.4 million and an increase in non-European international revenue of 29% (approximately 41% in constant currency) to $347.7 million from last year's $269.7

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Computer Sciences Corporation page 4                             May 14, 2001


million, contributed to this performance. European revenue was $734.3 million, up 7.8% (approximately 16% in constant currency) from last year's $680.9 million. The excellent local currency revenue growth in Europe was driven largely by outsourcing engagements, particularly in the United Kingdom and Scandinavia.

     CSC's U.S. federal government activities continued to show solid growth, with revenues increasing to $707.2 million, up 8.6% from the $651.2 million recorded in last year's fourth quarter. CSC's civil agencies business rose 10% to $255.7 million, up from $232.3 million last year, fueled by continued increases in revenue from the IRS Modernization efforts, a significant contribution from NASA awards, and task order contracts from other civil agencies. Revenues from CSC's Department of Defense activities were $451.5 million, up 7.8% from last year's $418.9 million, with strong contributions from task order activities and increased revenue from the Army Logistics Modernization award.

     "Our federal opportunity pipeline through fiscal 2004, at approximately $29 billion, is as strong as it has ever been for a 35-month period," said Honeycutt. "CSC's position as a premier provider of outsourcing services to both the commercial and federal markets is anticipated to enable CSC to continue its historical solid win rate as we approach this very vibrant opportunity set. We believe our private-sector expertise will enhance our success as we address an increasing number of modernization opportunities with agencies and departments of the U.S. federal government."

     As announced in the company's press release dated April 24, 2001, a teleconference will be held today at 5:00 p.m. EST, to discuss the fourth quarter results. This teleconference can be accessed from the CSC Web site at www.csc.com, in a listen-only mode.

     Computer Sciences Corporation, one of the world's leading consulting and IT services firms, helps clients in industry and government achieve strategic and operational results through the use of technology. The company's success is based on its culture of working collaboratively with clients to develop innovative technology strategies and solutions that address specific business challenges.

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Computer Sciences Corporation - page 5                           May 14, 2001


     Having guided clients through every major wave of change in information technology since 1959, CSC combines the newest technologies with its capabilities in consulting, systems design and integration, IT and business process outsourcing, applications software, and Web and application hosting to meet the individual needs of global corporations and organizations. With nearly 68,000 employees in locations worldwide, CSC had revenues of $10.5 billion for the twelve months ended March 30, 2001. It is headquartered in El Segundo, California. For more information, visit the company's Web site at www.csc.com.





All statements in this press release that do not directly and exclusively relate to historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company's intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company's control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled "Management's Discussion and Analysis of Financial Conditions and Results of Operations" in CSC's Form 10-Q for the quarter ended December 29, 2000.


Note to Analysts and Editors: Please see attached tables.
---------------------------------------------------------

Revenues by Market Sector
(unaudited)

                                              Fourth Quarter
                             -----------------------------------------------
                                                           % of Total
                              Mar. 30,   Mar. 31,   ------------------------
In millions                    2001       2000      Fiscal 2001  Fiscal 2000
                             ---------  ---------   -----------  -----------
  U.S. commercial            $ 1,107.9  $   973.4        38%          38%
  Europe                         734.3      680.9        25           26
  Other international            347.7      269.7        12           11
                             ---------  ---------   -----------  -----------
Global commercial              2,189.9    1,924.0        75           75
                             ---------  ---------   -----------  -----------

  Department of Defense          451.5      418.9        16           16
  Civil agencies                 255.7      232.3         9            9
                             ---------  ---------   -----------  -----------
U.S. federal government          707.2      651.2        25           25
                             ---------  ---------   -----------  -----------
                             $ 2,897.1  $ 2,575.2       100%         100%
                             =========  =========   ===========  ===========


                                           Twelve Months Ended
                             -----------------------------------------------
                                                           % of Total
                              Mar. 30,   Mar. 31,   ------------------------
In millions                    2001       2000      Fiscal 2001  Fiscal 2000
                             ---------  ---------   -----------  -----------
  U.S. commercial            $ 4,088.3  $ 3,641.1         39%          39%
  Europe                       2,593.0    2,526.0         25           27
  Other international          1,219.3      930.0         11           10
                             ---------  ---------   -----------  -----------
Global commercial              7,900.6    7,097.1         75           76
                             ---------  ---------   -----------  -----------

  Department of Defense        1,629.5    1,474.1         16           16
  Civil agencies                 993.9      799.5          9            8
                             ---------  ---------   -----------  -----------
U.S. federal government        2,623.4    2,273.6         25           24
                             ---------  ---------   -----------  -----------
                             $10,524.0  $ 9,370.7        100%         100%
                             =========  =========   ===========  ===========

Consolidated Statements of Operations


                             Fourth Quarter            Twelve Months Ended
                        -------------------------   -------------------------
In millions, except       Mar. 30,      Mar. 31,      Mar. 30,      Mar. 31,
per-share amounts           2001          2000          2001          2000
                        -----------   -----------   -----------   -----------
                        (unaudited)   (unaudited)   (unaudited)    (audited)

Revenues                 $ 2,897.1     $ 2,575.2     $10,524.0     $ 9,370.7
                        -----------   -----------   -----------   -----------

Costs of services          2,391.9       1,998.8       8,425.1       7,352.5
Selling, general
 and administrative          216.2         197.6         796.6         779.4
Depreciation and
 Amortization                182.3         151.9         649.3         545.7
Interest, net                 34.9          11.5          89.8          40.5
Special items (a)            148.7                       232.9          41.1
                        -----------   -----------   -----------   -----------
Total costs and
 Expenses                  2,974.0       2,359.8      10,193.7       8,759.2
                        -----------   -----------   -----------   -----------

Income (loss)
 before taxes                (76.9)        215.4         330.3         611.5
Provision (benefit)
 for income taxes            (39.5)         72.5          97.1         208.6
                        -----------   -----------   -----------   -----------
Net income (loss)        $   (37.4)    $   142.9     $   233.2     $   402.9
                        ===========   ===========   ===========   ===========


Earnings (loss)
 per share:
    Basic                $   (0.22)    $    0.85     $    1.39     $    2.42
                        ===========   ===========   ===========   ===========
    Diluted              $   (0.22)    $    0.84     $    1.37     $    2.37
                        ===========   ===========   ===========   ===========

Common shares:
    Outstanding           168.639       167.331       168.260       166.311
    Assuming dilution     170.275       170.953       170.767       169.749

Notes to Consolidated Statements of Operations

(a) In response to a changing mix of information technology services, business conditions and overall demand for consulting and systems integration services, the Company reviewed its global operations. As a result of this review, a special charge of $137.5 million ($91.3 million after tax) or 54 cents per share (diluted) was recorded. Included in the charge are employee severance costs of $68.9 million, write-offs in connection with consolidation of facilities of $25.6 million, write-off of capitalized software and computer-related assets of $22.1 million and $20.9 million related to phased-out operations and other assets. In addition, during the fourth quarter the Company completed its integration of Mynd Corporation (Mynd) into the Company's global commercial financial services operation. As a result, a special charge of $11.2 million ($7.4 million after tax) or 4 cents per share (diluted) was recorded. Included in the charge is the write-off of capitalized software and a provision for consolidation of facilities.

    As previously reported, special items of $84.2 million ($57.3 million after tax) , or 34 cents per share (diluted) were recorded during the third quarter ended December 29, 2000. In connection with the December 2000 acquisition of Mynd, the Company reviewed its global financial services operations, product strategies and the carrying value of its assets. Included in the charge is $58.2 million related to non-cash adjustments to the carrying value of capitalized software and the write-off of other assets and intangibles and $16.6 million related to employee severance costs. The charge also includes $9.4 million related to a legal settlement and write-off of assets from operations previously sold or phased-out.

    Special items of $41.1 million ($29.8 million after tax), or 18 cents per share (diluted) were recorded during the third quarter ended December 31, 1999. The special items resulted from merger-related charges and other transaction costs of $39.1 million ($28.5 million after tax) associated with the November 16, 1999 acquisition of Nichols Research Corporation (Nichols), and legal and other costs, net of recoveries, of $2 million ($1.3 million after tax) associated with the resolution, during the third quarter, of the remaining issues relating to the Company's fiscal 1998 response to a failed take-over attempt. The Nichols' charge is comprised of $9.3 million for investment banking and other transaction expenses; $23.5 million related to the write-off of capitalized software and the write-off of other assets and intangibles; and $6.3 million related to employee severance and elimination of duplicate facilities.